Exhibit 10.01.4

Sanford I. Weill Chairman	[Citigroup Letterhead]

February 17, 2006

Mr. Richard D. Parsons
Chairman, Compensation Committee
Citigroup Inc.

Dear Dick,

        As you know, in a few months I will be retiring from Citigroup. It's obviously an important milestone for me and, I believe, for the Company as well. It is important to me that the transition takes place smoothly and in a manner appropriate for the circumstances in which Citigroup operates today.

        Under my existing contractual arrangements with Citigroup, following retirement I will perform certain consulting services and be entitled to specified benefits. One of these is the continued use of Citigroup aircraft for the remainder of my life, on the same basis as it was provided to me prior to my retirement. In a number of cases involving executives retiring from other companies, that benefit has drawn criticism. Although the facts and circumstances with respect to my situation are, as you know, different, I want to take steps so that Citigroup does not face similar criticism.

        To that end, I have decided—unilaterally—and I hereby agree to reduce my use of Citigroup aircraft ratably each year beginning in the sixth year following my retirement date, so that my use will stop at the end of the tenth year following my retirement date. When the time comes to begin the reduction, I'll work with the Compensation Committee to develop a fair way to measure the reduction in usage.

        Hopefully, Dick, this will go a long way in bringing about the smooth transition I know we both want.

Cordially,